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                                                                  Exhibit T3B-43

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                      OGDEN MARTIN OPERATIONS OF UNION LLC

                  THIS LIMITED LIABILITY COMPANY AGREEMENT (the "AGREEMENT") is entered into as of July __, 1998 by and between Ogden Projects, Inc., a Delaware corporation ("PROJECTS"), and Ogden Waste to Energy, Inc., a Delaware corporation ("WTE"), or any permitted successor, assignee or transferee of Projects and WTE and any other persons or entities who shall in the future execute and deliver this Agreement pursuant to the provisions hereof shall hereinafter collectively be referred to as the "MEMBERS."

                  WHEREAS, the Members have agreed to form a limited liability company pursuant to the provisions of the New Jersey Limited Liability Company Act (the "NEW JERSEY LLC ACT") under the name "Ogden Martin Operations of Union LLC" (the "LLC") pursuant to a Certificate of Formation, dated as of June 22, 1998 (the "CERTIFICATE"); and

                  WHEREAS, the Members desire to operate the LLC for the purposes hereinafter set forth, subject to the terms and conditions hereof.

                  NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

1.       CERTAIN DEFINITIONS

                  Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings assigned thereto in ADDENDUM I, attached hereto, and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.

2.       FORMATION; NAME; PLACE OF BUSINESS

         2.1.     FORMATION OF LLC; CERTIFICATE OF FORMATION

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                  The Members of the LLC hereby:

                  2.1.1. approve and ratify the filing of the Certificate with the New Jersey Secretary of State on June 23, 1998;

                  2.1.2. confirm and agree to their status as Members of the LLC;

                  2.1.3. execute this Agreement for the purpose of establishing the rights, duties, and relationship of the Members;

                  2.1.4. (i) agree that if the laws of any jurisdiction in which the LLC transacts business so require, the Board of Managers or the appropriate officers or other authorized representatives of the LLC shall file, or shall cause to be filed, with the appropriate office in that jurisdiction, any documents necessary for the LLC to qualify to transact business under such laws; and (ii) agree and obligate themselves to execute, acknowledge, and cause to be Med for record, in the place or places and manner prescribed by law, any amendments to the Certificate as may be required, either by the New Jersey LLC Act, by the laws of any jurisdiction in which the LLC transacts business, or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the LLC as a limited liability company under the-New Jersey LLC Act; and

                  2.1.5. each represent and warrant that such Member is duly authorized to execute, deliver, and perform its obligations under this Agreement and that the Person, if any, executing this Agreement on behalf of such Member is duly authorized to do so and that this Agreement is binding on and enforceable against such Member in accordance with its terms.

         2.2.     NAME OF LLC

                  The name under which the LLC shall conduct its business is" OGDEN MARTIN OPERATIONS OF UNION LLC". The business of the LLC may be conducted under any other name permitted by the New Jersey LLC Act that is deemed necessary or desirable by the Board of Managers; in its sole and absolute discretion. The Board of Managers or the appropriate officers or other authorized representatives of the LLC promptly shall execute, Me, and record, or cause to be executed, filed and recorded, any assumed or fictitious name certificates required by the laws of

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the State of New Jersey or any state in which the LLC conducts business.

         2.3.     PLACE OF BUSINESS

                  The location of the principal place of business of the LLC shall be as determined by the Board of Managers. The Board of Managers may hereafter change the principal place of business of the LLC to such other place or places within the United States as the Board of Managers may from time to time determine, provided that, if necessary, the Board of Managers shall amend, or shall cause to be amended, the Certificate in accordance with the applicable requirements of the New Jersey LLC Act. The Board of Managers may establish and maintain such other offices and additional places of business of the LLC, either within or without the State of New Jersey, as it deems appropriate.

         2.4.     REGISTERED AGENT; REGISTERED OFFICE

                  The name of the initial registered agent of the LLC shall be Corporation Service Company, and the registered office of the LLC shall be located at 830 Bear Tavern Road, West Trenton, New Jersey 08628. The registered office and the registered agent of the LLC may be changed by the Board of Managers from time to time in accordance with the then applicable provisions of the New Jersey LLC Act and any other applicable laws.

3.       PURPOSES AND POWERS OF LLC

         3.1.     PURPOSES

                  The purposes of the LLC shall be to operate, maintain, repair and provide any other services in connection with the operation of the waste-to-energy facility located at 1499 Route 1 North, City of Rahway, County of Union, New Jersey, pursuant to an Operating and Maintenance Agreement between the Company and Ogden Martin Systems of Union, Inc., and any amendment or supplement thereto, and to enter into any lawful transaction and engage in any lawful activity in furtherance of these purposes and as may be necessary, incidental Dr convenient to carry out the business of the LLC as contemplated by this Agreement.

         3.2.     POWERS

                  The LLC shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the LLC,

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including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the LLC, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the New Jersey LLC Act.

4.       TERM OF LLC

                  The existence of the LLC commenced on the date upon which the Certificate was duly Med with the New Jersey Secretary of State and shall continue until dissolved and liquidated in accordance with the provisions of
SECTION 10.

5.       CAPITAL

         5.1.     INITIAL CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS OF
                  MEMBERS

                  5.1.1.   INITIAL CAPITAL CONTRIBUTIONS.

                  Concurrently with the execution of this Agreement, each of the Members shall make the initial Capital Contribution .set forth opposite such members name in Exhibit A attached hereto. Except as otherwise provided in the New Jersey LLC Act, the Members shall not be required to make any Capital Contributions to the LLC other than as set forth in this SECTION 5.1 and in
SECTION 5.2.

                  5.1.2    PERCENTAGE INTERESTS.

                  Each Member shall own an LLC Interest representing the Percentage Interest in the LLC as set forth opposite such Members name in Exhibit A.

         5.2.     ADDITIONAL CAPITAL CONTRIBUTIONS OF THE MEMBERS

                  5.2.1.   PAYMENT OF ADDITIONAL CAPITAL CONTRIBUTIONS.

                  In the event that the Board of Managers specifies that the LLC requires additional capital to perform its duties, the Members shall contribute funds to the LLC as additional Capital Contributions (the "ADDITIONAL CAPITAL CONTRIBUTIONS") in amounts proportionate to the Members respective. Percentage Interests.

                  5.2.2. FAILURE TO MAKE REQUIRED ADDITIONAL CAPITAL CONTRIBUTIONS.

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                  If a Member fails to make such Members Additional Capital
Contribution to the LLC as required pursuant to SECTION 5.2.1 (the "NON-CONTRIBUTING MEMBER"), any other Member, upon making its own required Additional Capital Contribution, may (but is not required to), without prejudice to such other rights or remedies as may be available under, applicable law, contribute to the LLC an additional amount equal to the Non-Contributing Members unpaid Additional Capital Contribution. Thereupon, the Percentage Interests of the Members respective LLC Interests for all purposes of this Agreement and the LLC shall be adjusted to provide that the Percentage Interest represented by each Members LLC Interest shall be a percentage equal to (a) the total amount of Capital Contributions made by such Member, divided by (b) the total amount of Capital Contributions made by all Members. In the event that more than one Member desires to make a Non-Contributing Members unpaid Additional Capital Contribution, each such Member shall be entitled to contribute a proportionate share of such Non-Contributing Members unpaid Additional Capital Contribution based on each of such Members Percentage Interests.

         5.3.     ISSUANCE OF ADDITIONAL LLC INTERESTS

                  The Board Of Managers is hereby authorized to cause the LLC from time to time to issue to Members or other Persons (who, upon such issuance and the execution by such Persons of such documents as the Board of Managers deems necessary or appropriate to evidence such Persons agreement to be admitted as a Member and to be bound by the terms and conditions of the Certificate and this Agreement, shall automatically become Members) additional LLC Interests for such consideration and in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the then-existing LLC Interests, all as shall be determined by the Board of Managers, subject to the requirements, of New Jersey law, including without limitation, (i) the allocations of items of LLC income, gain, loss, deduction and credit to each such class or series of LLC Interests; (ii) the right of each such class or series of LLC Interests to share in LLC distributions; and (iii) the rights of each such class or series of LLC Interests upon dissolution and liquidation of the LLC.

         5.4      CAPITAL ACCOUNTS

                  Each Member shall have a capital account which shall be maintained in accordance with Treasury regulations sections

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1.704-1(b)(2)(iv) and 1.704-2 (a "CAPITAL ACCOUNT"). The provisions in this
Agreement pertaining to allocations and adjustments of the Capital Accounts and taxable income, gains, losses, deductions and credits are intended to comply with Code section 704(b) and the regulations thereunder. The Members agree to make appropriate modifications to such allocations and adjustments when needed to comply with this Code section or the Regulations thereunder to the extent such modifications would not result in any material modification of the economic arrangement of the Members as reflected in the allocation, distribution and liquidation provisions of this Agreement.

         5.5.     NEGATIVE CAPITAL ACCOUNTS

                  Except to the extent the Members are required or elect to make contributions to the capital of the LLC under SECTIONS 5.1, 5.2 AND 5.3, no Member shall be required to pay to the LLC or to any other Member any deficit or negative balance which may exist from time to time in such Members Capital Account.

         5.6.     NO INTEREST ON CAPITAL CONTRIBUTIONS OR CAPITAL ACCOUNTS

                  No Member shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

         5.7.     ADVANCES TO LLC

                  A Member may advance funds to the LLC in excess of the amounts contributed by it to the capital of the LLC in any amount and on terms upon which the Member and the Board of Managers may agree. Any such advances by a Member shall be treated as a loan and shall not result in any increase in the amount of such Members Capital Account or entitle it to any increase in the Percentage Interest represented by such Members LLC Interest. The amounts of such advances shall be a debt of the LLC to such Member- and shall. be payable or collectible only out of the LLC Assets in accordance with terms and conditions agreed upon by the Board of Managers.

         5.8.     LIABILITY OF MEMBERS AND BOARD OF MANAGERS

                  Except as otherwise provided in the New Jersey LLC Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and none of the Members or the Board Members shall be obligated personally for

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any such debt, obligation or liability of the LLC solely by reason of being a.
Member or a Board Member. The failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the New Jersey LLC Act or this Agreement shall not be grounds for imposing personal liability on any Member or Board Member for liabilities of the LLC.

         5.9.     RETURN OF CAPITAL

                  Except upon the dissolution of the LLC or as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the LLC.

6.       ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

         6.1.     ALLOCATION OF NET INCOME OR NET LOSS

                  Subject to SECTION 6.4, the net income or net loss of the LLC, if any, for each Fiscal Year (or portion thereof) for both book and tax accounting purposes, and all items thereof, shall be allocated to the Members in accordance with their respective Percentage Interests.

         6.2. ALLOCATION OF INCOME AND LOSS WITH RESPECT TO LLC INTERESTS TRANSFERRED

                  If any LLC Interest is transferred during any Fiscal Year in accordance with this Agreement, the net income or net loss attributable to such Interest for such Fiscal Year shall be allocated between the transferor and the transferee by closing the books of the LLC as of the date of the transfer.

         6.3.     DISTRIBUTIONS

                  The Board of Managers shall determine whether to cause the LLC to make distributions of cash or other property to the Members from time to time, and if the Board of Managers determines that such distributions should be made, the Board of Managers shall determine the amount of cash and other property which the LLC should distribute. Except to the extent that any class of LLC Interests is issued in accordance with this Agreement with rights to receive distributions that are superior to the distribution rights, of any other class of LLC Interests, all distributions shall be made to the Members in proportion to their Percentage Interests.

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         6.4.     ALLOCATIONS OF NONRECOURSE DEDUCTIONS; MINIMUM GAIN
                  CHARGEBACK; QUALIFIED INCOME OFFSET

                  6.4.1.   ALLOCATION OF NONRECOURSE DEDUCTIONS

                  Notwithstanding any other provision of this Agreement, (i) "PARTNER NONRECOURSE DEDUCTIONS" (as defined in Treasury regulations section 1.704-2(i)), if any, of the LLC shall be allocated to the Member who bears the economic risk of loss within the meaning of Treasury regulations section 1.704-2(i), and (ii) "NONRECOURSE DEDUCTIONS" (as defined in Treasury regulations section 1.704-2(b)) of the LLC shall be allocated to the Members in accordance with their Percentage Interests.

                  6.4.2.   ALLOCATIONS IN ACCORDANCE WITH SECTION 704(b)

                  This Agreement shall be deemed to include "qualified income offset," "minimum gain chargeback" and "partner nonrecourse debt minimum gain chargeback" provisions within the meaning of the Treasury regulations under section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions. Any allocations required to be made pursuant to this SECTION 6.4.2 (the "REGULATORY ALLOCATIONS") shall be offset, to the extent possible, by special allocations of other items of LLC income, gain, loss, or deduction pursuant to this SECTION 6.4.2., so that, after such special offsetting allocations have been made, each Members Capital Account balance will be equal to the Capital Account balance such Member would have had if the Regulatory Allocations had not been made.

7.       MEMBERS AND MANAGEMENT

         7.1.     MEMBERS

                  7.1.1.   MEETINGS

                  The Members shall meet at least once each Fiscal Year at such place, on such date and at such time as may be fixed by the Board of Managers (unless such meeting shall be waived by all of the Members). Special meetings of the Members may be called by the Board of Managers, and shall be called by the Board of Managers upon the request of any Member upon ten (10) days notice to all Members in writing or by telephone or facsimile. Meetings may be held by telephone or any other

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communication by means of which all participating Members can simultaneously hear each other during the meeting.

                  7.1.2.   REQUIRED VOTE; VOTING RIGHTS

                  All Members shall be entitled to vote with respect to all decisions to be made by Members, and to be, approved, any action requiring or properly submitted for approval by the Members must be approved by the Members holding a majority of the Percentage Interests, except as otherwise provided herein.

                  7.1.3.   ACTION BY WRITTEN CONSENT

                  Any action to be taken by the Members may be taken without a meeting if a written consent setting forth the action so taken is signed by the Members holding a majority of the Percentage Interests, except as otherwise provided herein.

                  7.1.4.   WAIVERS OF NOTICE

                  Whenever the giving of any notice is required by statute or this Agreement, a waiver thereof, in writing and delivered to the LLC signed by the person or persons entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting.

         7.2.     MANAGEMENT OF THE LLC BY THE BOARD OF MANAGERS

                  Subject to this Agreement and the New Jersey LLC Act, the Members hereby unanimously agree that the responsibility for management of the business and affairs of the LLC shall be vested in a Board of Managers (the "BOARD OF MANAGERS"), and that the Board of Managers (acting on behalf of the
LLC) shall have all right, power, and authority, to manage, operate and control the business and affairs of the LLC and to do or cause to be done any and all acts, at the expense of the LLC, deemed by the Board of Managers to be necessary or appropriate to effectuate the purposes of the LLC, including all of the power and authority of a "manager" under the New Jersey LLC Act. Except as otherwise expressly provided in this Agreement or as may be approved by the Board of Managers, no Member shall have any authority, right, or power to bind the LLC, or to manage or control, or to participate in the management or control of, the business and affairs of the LLC in any manner whatsoever.

                  7.2.1.   AUTHORITY OF BOARD OF MANAGERS

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                  The Board of Managers shall preside over all meetings of
Members. The Board of Managers shall be primarily responsible for the management of the business and financial affairs of the LLC. The Board of Managers shall have full authority over the day-to-day general management and direction of the business and operations of the LLC, except with respect to matters requiring approval of the Members. The Board of Managers may sign and execute in the name of the LLC, without specific authorization by the Members, deeds, mortgages, bonds, contracts, indebtedness or other instruments, except as otherwise required by law. Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the Board of Managers as set forth herein.

                  7.2.2.   COMPOSITION

                  The initial members of the Board of Managers initially shall consist of three members. The Members must unanimously elect each Board Member. The number and method of appointment of Board of Members may be changed only by agreement of all of the Members. The Members hereby unanimously appoint R. Richard Ablon, Scott G. Mackin and Bruce W. Stone to serve as initial Board Members until their successors take office pursuant to unanimous action of, the Members.

                  7.2.3.   MEETINGS

                  Regular meetings of the Board of Managers may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board of Managers. Special meetings of the Board of Managers may be called by the President, upon three (3) days notice to all Board Members in writing or by telephone or facsimile transmission. Meetings may be held by telephone or any other communication by means of which all participating Board Members can simultaneously hear each other during the meeting.

                  7.2.4.   QUORUM

                  No action may be taken at a meeting of the Board of Managers unless a quorum consisting of a majority of Board Members is present.

                  7.2.5.   VOTING RIGHTS

                  Each Board Member shall be entitled to one vote with respect to all matters submitted to the Board of Managers for approval (including any matter in which a Board Member, a

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Member, or an Affiliate may have a direct or indirect interest), except with respect to a determination to grant indemnification pursuant to SECTION 7.8.1., in which event a Board Member seeking indemnification hereunder shall have no vote with respect to indemnification of such Board Member. Except as otherwise expressly provided in this Agreement, any action or approval by the Board of Managers must be approved by the Majority Vote of the Board Members.

                  7.2.6.   VOTING RIGHTS

                  A corporation and its wholly owned subsidiary and sister corporations are deemed to be one contributor under New Jersey law.

                  7.2.7.   ACTION BY WRITTEN CONSENT

                  Any action to be taken by the Board of Managers may be taken without a meeting if a written consent setting forth the action so taken is signed by the Board Members having voting power to cast not less than the minimum number of votes necessary to take the action if taken at a meeting of the Board of Managers. All Board Members shall be given notice of any proposed action by written consent not less than three (3) days prior to its approval pursuant to this SECTION 7.2.5., and any Board of Member who does not sign the written consent shall be given written notice of such approval by the Secretary of the LLC promptly after the written consent is adopted.

         7.3.     OFFICERS

                  7.3.1.   CHAIRMAN OF THE BOARD OF MANAGERS

                  A Person shall be appointed to serve as chairman of the Board of Managers (the "CHAIRMAN OF THE BOARD OF MANAGERS") to preside over all meetings of Members and the Board of Managers and to exercise such other powers and authority as the Board of Managers from time to time may prescribe. R. Richard Ablon is hereby appointed to serve as the initial Chairman of the Board of Managers. Upon his death, resignation, or other inability to serve in such capacity, the Board of Managers by Majority Vote shall appoint a Person to serve as his successor.

                  7.3.2.   PRESIDENT

                  A Person shall be appointed to serve as president of the LLC (the "PRESIDENT"). Scott G. Mackin is hereby appointed to serve as the initial President. Upon his death, resignation,

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or other inability to serve in such capacity, the Board of Managers by Majority
Vote shall appoint a Person to serve as his successor. The President shall be the chief executive officer of the LLC and shall be primarily responsible for the overall management of the business and financial affairs of the LLC. Subject to the specific terms of any employment agreement with the LLC, the President shall have full authority over the general management and direction of the business and operations of the LLC, except with respect to matters requiring approval of the Board of Managers or approval of the Members. The President may sign and execute in the name of the LLC, without specific authorization by the Board of Managers, deeds, mortgages, bonds, contracts or other instruments, except in cases where approval of the same has been expressly delegated by the Board of required by law otherwise to be signed or executed. Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the President as set forth herein.

                  7.3.3.   VICE PRESIDENTS

                  The Board of Managers may appoint one or more vice presidents of the LLC (each a "VICE PRESIDENT"). Each Vice President shall have such duties and responsibilities as shall be delegated to them by the Board of Managers and the President. Each Vice President may sign and execute in the name of the LLC, without specific authorization by the Board of Managers, deeds, mortgages, bonds, contracts or other instruments, except in cases where approval of the same has been expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the LLC or shall be required by law or the terms of any employment agreement with the Vice President otherwise to be signed or executed. Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the Vice President as set forth herein.

                  7.3.4.   SECRETARY

                  Jeffrey It. Horowitz is hereby appointed to serve as the Secretary of the LLC (the "SECRETARY"). Upon his death, resignation, removal by the Board of Managers, or other inability to serve in such capacity, the Board of Managers by Majority Vote may appoint a Person to serve as his successor. Subject to the specific terms of any employment agreement with the LLC, the Secretary, at the direction of the President, shall prepare and distribute to the Board Members an agenda in advance of each meeting of the Board of Managers and shall prepare and distribute promptly to each Board Member written minutes of all

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meetings of the Board of Managers. The Secretary shall also be responsible for preparing and distributing to the Board Members any notices received by the LLC or otherwise called for by this Agreement to be given by the LLC. The Secretary shall perform such other duties as may be specified by the Board of Managers or the President.

                  7.3.5.   TREASURER

                  William E. Whitman is hereby appointed to serve as the Treasurer of the LLC (the "TREASURER"). Upon his death, resignation, removal by the Board of Managers, or other inability to serve in such capacity, the Board of Managers by Majority Vote may appoint a Person to serve as his successor. Subject to the specific terms of any employment agreement with the LLC, the Treasurer shall have charge of the funds of the LLC. The Treasurer shall be the chief financial officer of the LLC and shall keep full and accurate accounts of all receipts and disbursements of the LLC in books belonging to the, LLC and shall deposit all monies and other valuable effects in the name and to the credit of the LLC in such depositories as may be designated by the President. The Treasurer shall disburse the funds of the LLC as may be ordered by the President, and shall render to the President, whenever he may require it, an account of all his transactions undertaken as Treasurer and an account of the business and financial position of the LLC. The Treasurer shall perform such other duties as may be specified by the Board of Managers or the President.

                  7.3.6.   OTHER OFFICERS

                  The Board of Managers may appoint such other officers of the LLC upon terms and conditions the Board of Managers deems necessary and appropriate. Any officer shall hold his or her respective office unless and until such officer is removed by the Board of Managers. Any two offices may be held by the same person, except that in no event shall the President and the Secretary be the same person.

                  7.3.7.   REMOVAL OF OFFICERS; VACANCIES

                  The Chairman of the Board of Managers, the President, each Vice President, and the Treasurer may be removed with or without cause, at any time, by the Board of Managers. All other officers of the LLC may be removed at any time, with or without cause, by the Board of Managers or by the President. Vacancies in the offices of Chairman of the Board of Managers, the President, each Vice President, and the Treasurer shall be

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filled by the Board of Managers; vacancies in all other offices shall be filled by the Board of Managers or the President.

                  7.3.8.   THIRD PARTY RELIANCE

                  Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the officers of the LLC as set forth herein.

         7.4.     FIDUCIARY RELATIONSHIP

                  No Member or the Board of Managers shall be liable to the LLC or its Members for monetary damages for breach of fiduciary duty or otherwise liable, responsible or accountable to the LLC or its Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of the Board of Managers (i) for any breach of the Board of Managers duty of loyalty to the LLC or its Members, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Board of Managers received any improper personal benefit.

         7.5.     COMPENSATION OF BOARD OF MANAGERS; REIMBURSEMENT

                  The Board of Managers, as such, shall not receive any stated compensation for services. All expenses incurred with respect to the organization, operation, and management of the LLC shall be borne by the LLC. The Board of Managers shall be entitled to reimbursement from the LLC for direct expenses allocable to the organization, operation, and management of the LLC.

         7.6.     OTHER ACTIVITIES OF MEMBERS AND AFFILIATES

                  Subject to any specific agreement to the contrary, any Member or any Affiliate thereof may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created and may compete, directly or indirectly, with the business of the LLC. No Member or Affiliate thereof shall incur any liability to the LLC as a result of such Members or such Affiliates pursuit of such other business interests, ventures and competitive activity, and neither the LLC nor the other Members shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom.

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         7.7.     CERTAIN TRANSACTIONS

                  The LLC is expressly permitted in the normal course of its business to enter into transactions with any and all Members or with any Affiliate of any or all Members provided that the price and other terms of such transactions are not less favorable to the LLC than those generally prevailing with respect to comparable transactions between unrelated parties.

         7.8. INDEMNIFICATION OF THE MEMBERS, THE BOARD OF MANAGERS AND ANY AFFILIATE

                  7.8.1.   INDEMNITY

                  The LLC, its receiver or its trustee shall indemnify, defend and hold each Member, each Board Member, each officer of the LLC and each Affiliate thereof (and their respective partners, officers, employees and agents) (individually, in each case an "INDEMNITEE") harmless to the fullest extent permitted by law from and against any expense, loss, damage or liability incurred or connected with, or any claim, suit, demand, loss, judgment, liability, cost or expense (including reasonable attorneys fees) arising from or related to, the Company or any act or omission of the Member or the Board of Managers on behalf of the Company (exclusive of acts taken as an independent contractor for the Company), and amounts paid in settlement of any of the foregoing, provided that the same were not the result of fraud, gross negligence, or reckless or intentional misconduct on the part of the Member, the Board Member or the officer against whom a claim is asserted.

                  Prior to the final disposition of a claim, demand, action, suit, or proceeding subject to this SECTION 7.8., upon the request of the Indemnitee, the LLC from time to time shall advance to the Indemnitee amounts equal to the documented and reasonable expenses incurred by the Indemnitee in defending such claim, demand, action, suit, or proceeding, provided that the LLC receives an undertaking by or on behalf of the Indemnitee to repay the amount of such advances, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this SECTION 7.8.

                  7.8.3.   OTHER RIGHTS

                  The indemnification provided by this SECTION 7.8. shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, both as to an action in the Indemnitees capacity as a Member, a Board Member, an officer of the LLC or any Affiliate thereof, or their respective partners, officers, employees and agents, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

                  7.8.4.   INSURANCE

                  The LLC may purchase and maintain insurance on behalf of the Board of Managers and such other Persons as the Board of Managers shall determine against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the offering of interests in the LLC or the business or activities of the LLC, regardless of whether the LLC would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

                  7.8.5.   INTEREST IN TRANSACTION

                  An Indemnitee shall not be denied indemnification in whole or in part under this SECTION 7.8. or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

                  7.8.6.   BENEFIT

                  The provisions of this SECTION 7.8. are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

         7.9.     AMENDMENT OF THIS AGREEMENT

                  Any amendment or modification to this Agreement may be made only upon the written consent of the Members holding a majority of the Percentage Interests, except as otherwise provided herein and except for any amendment requiring additional Capital contributions.

8.       BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR

         8.1.     BANK ACCOUNTS

                  All funds of the LLC shall be deposited in its name in such checking and savings accounts, time deposits or certificates of deposit, or other accounts at such banks as shall be designated by the Board of Managers. The Board of Managers shall arrange for the appropriate conduct of such account or accounts.

         8.2.     BOOKS AND RECORDS

                  The Board of Managers shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the LLC. Such books and accounts shall be prepared on the cash or accrual basis of accounting, as determined by the Board of Managers. Any Member, or its respective designee, shall have access thereto at any reasonable time during regular business hours and shall have the right to copy said records at its expense.

         8.3.     ACCOUNTING DECISIONS

                  All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Board of Managers.

         8.4.     WHERE MAINTAINED

                  The books, accounts and records of the LLC at all times shall be maintained at the LLCs principal office Or such other place of business as the officers of the LLC may determine.

         8.5.     TAX MATTERS PARTNER

                  The Members with a majority of the Percentage Interests from time to time shall appoint a person (who shall be a Member) to act as the "tax matters partner" of the LLC, as provided in Regulations pursuant to section 6231 of the Code, and may replace the Person so designated. The Members hereby appoint __________________ to act as the initial tax matters partner of the LLC. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval.

         8.6.     FISCAL YEAR

                  The fiscal year of the LLC for financial, accounting, Federal, state and local income tax purposes initially shall be the calendar year (the "FISCAL YEAR"). The Board of Managers shall have authority to change the beginning and ending dates of the Fiscal Year if the Board of Managers deems such change to be necessary or appropriate.

9.       TRANSFER OF LLC INTERESTS,

         9.1.     DEFINITION

                  The term "transfer" when used in this SECTION 9 with respect to LLC Interests, shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, except that such term shall not include any pledge, mortgage, or hypothecation of or granting of a security interest in LLC Interests in connection with any financing obtained on behalf of the LLC.

         9.2.     TRANSFERS

                  LLC Interests are transferable upon the transferee of such LLC Interest executing and delivering a copy of this Agreement to the Board of Managers. Upon such execution and delivery, the transferee of a LLC Interest shall become a substituted Member. Unless and until a transferee is admitted as a substituted Member, the transferee shall have no right to exercise any of the powers, rights, and privileges of a Member hereunder. A Member who has transferred his entire LLC Interest in accordance with SECTION 9.2 to a transferee who is admitted as a substituted Member hereunder shall cease to be a Member upon the effective date of such admission and thereafter shall have no further powers, rights, and privileges as a Member hereunder except as provided in SECTION 6.3 and SECTION 8.5.

10.      DISSOLUTION AND LIQUIDATION

         10.1.    EVENTS CAUSING DISSOLUTION

                  The .LLC-shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

                  (a) the consent in writing to dissolve and wind up the affairs of the LLC by all of the Members;

                  (b) the sale or other disposition (voluntarily or involuntarily) by the LLC of all or substantially all of the LLC Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the LLC under any promissory notes or other evidences of indebtedness taken by the LLC (unless the Board of Managers shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of contingent liabilities of the LLC in connection with such sale or other disposition; and

                  (c) the occurrence of any event that, under the New Jersey LLC Act, would cause the dissolution of the LLC or that would make it unlawful for the business of the LLC to be continued.

         10.2. RIGHT TO CONTINUE BUSINESS OF THE LLC

                  Upon an event described in SECTION 10.1.(C) (but not an event described in SECTION 10.1.(C) that makes it unlawful for the business of the LLC to be continued), the LLC thereafter shall be dissolved and liquidated unless, within ninety (90) days after the event described in such SECTION 10.1.(C), an election to continue the business of the LLC shall be made in writing by all Members. If such an election to continue the LLC is made, then the LLC shall continue until another event causing dissolution in accordance with this Article 10 shall occur.

         10.3.    CANCELLATION OF CERTIFICATE OF FORMATION

                  Upon the dissolution and the completion of winding up of the LLC, the Certificate of Formation shall be canceled in accordance with the applicable provisions of the New Jersey LLC Act.

         10.4.    DISTRIBUTIONS UPON DISSOLUTION

                  Upon the dissolution of the LLC, the Board of Managers (or any other person or entity responsible for winding up, the affairs of the LLC) shall proceed without any unnecessary delay to pay or make due provision for the payment of all debts, liabilities and obligations of the LLC. The Board of Managers (or any other person or entity responsible for winding up the affairs of the LLC) shall distribute any LLC Assets remaining after the payment of all debts, liabilities and obligations of the LU) (including, without limitation, all amounts owing to a Member under this Agreement or under any agreement between the LLC and a Member entered into by the Member other than in its capacity as a Member of the LLC), the payment of expenses of liquidation of the LLC, and the establishment of a reasonable reserve in an amount estimated by the Board of Managers to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the LLC, which shall be distributed to the Members first, pro rata, in proportion to the positive balances, if any, in their respective Capital Accounts until such Capital Accounts are reduced to zero sums, and second, the remaining LLC Assets, if any, shall be distributed to the Members, pro rata, in accordance with their respective LLC Interests.

         10.5.    REASONABLE TIME FOR WINDING TIP

                  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to SECTION 10.4. in order to minimize any losses otherwise attendant upon such a winding up.

11.      MISCELLANEOUS PROVISIONS

         11.1.    ADDITIONAL ACTIONS AND DOCUMENTS

                  Each Member hereby agrees to take or cause to be, taken such further actions, to execute, acknowledge, deliver and filed or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to, use best efforts to obtain such consents as may be necessary or as may be reasonably requested in order fully to effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of the transactions contemplated by this Agreement.

         11.2.    NOTICES

                  All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a Member pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as set forth on Exhibit A attached hereto. Each Member may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt, or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         11.3.    EXPENSES

                  Except as otherwise expressly provided in this Agreement, each Member shall each pay its own expenses (including its own legal fees and expenses) in connection with the preparation, negotiation and execution of this Agreement and in their roles as Members of the LLC.

         11.4.    SEVERABILITY

                  The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such, other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

         11.5.    SURVIVAL

                  It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

         11.6.    WAIVERS

                  Neither the waiver by a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

         11.7.    EXERCISE OF RIGHTS

                  No failure or delay on the part of a Member or the LLC in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the LLC shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member or the LLC would otherwise have at law or in equity or otherwise.

         11.8.    BINDING EFFECT

                  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective hefts, devises, executors, administrators, legal representatives, successors and assigns.

         11.9.    LIMITATION ON BENEFITS OF THIS AGREEMENT

                  Subject to SECTION 7.8 and SECTION 8.6, it is the explicit intention of the Members that no person or entity other than the Members and the LLC is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the LLC, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective successors and assigns as permitted hereunder) and the LLC.

         11.10.   ENTIRE AGREEMENT

                  This Agreement (including Addendum I and the Exhibits hereto) contains the entire agreement between the Members with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein. I

         11.11.   HEADINGS

                  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         11.12.   GOVERNING LAW

                  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New Jersey (but not including the choice of law rules thereof).

         11.13.   EXECUTION IN COUNTERPARTS

                  To facilitate execution, this Agreement may be executed in two counterparts; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                  IN WITNESS WHEREOF, the undersigned have caused this Limited Liability Company Agreement to be duly executed on their behalf as of the day and year first hereinabove set forth.

                                    ODGEN PROJECTS, INC.

Attest:

________________________________    By:
________________________________
                                    Name:  William E. Whitman
                                    Title: Chief Financial Officer and Treasurer

                                    OGDEN WASTE TO ENERGY, INC.

Attest:

________________________________    By:
________________________________
                                    Name:  William E. Whitman
                                    Title: Chief Financial Officer and Treasurer

                                                                  Exhibit T3B-43

                                   ADDENDUM I

                                   DEFINITIONS

                  "ADDITIONAL CAPITAL CONTRIBUTION" -- As defined in Section 5.2.1.

                  "AFFILIATE" -- When used with reference to a specified Person, means (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer or director of; general partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, general partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person for which an officer or director of, general partner in or trustee of, or individual serving in a similar capacity with respect to, the specified Person serves in any such capacity, and (iv) any relative or spouse of the specified Person who makes his or her home with that of the specified Person. As used in this definition of "Affiliate", the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "AGREEMENT" -- This Limited Liability Company Agreement, as it may be amended or supplemented from time to time.

                  "BOARD MEMBER" -- A Person appointed by the Members to serve on the Board of Managers.

                  "BOARD OF MANAGERS" -- The group of Persons appointed by the Members pursuant to SECTION 7.2 who are vested with the responsibility and authority for management of the business and affairs of the LLC.

                  "CAPITAL ACCOUNT" -- As defined in Section 5.4.

                  "CAPITAL CONTRIBUTION" -- Any property (including cash) contributed to the LLC by or on behalf of a Member.

                  "CERTIFICATE" -- The Certificate of Formation of the LLC, dated as of June. 22, 1998, and any and all amendments thereto, Med on behalf of the LLC with the New Jersey Secretary of State as required under the New Jersey LLC Act.

"CHAIRMAN OF THE BOARD OF MANAGERS" -- As defined in Section 7.3.1.

                  "CODE" -- The Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

                  "FISCAL YEAR" -- As defined in Section 8.6.

                  "INDEMNITEE" -- As defined in SECTION 7.8.

                  "LLC" -- Ogden Martin Operations of Union LLC, a New Jersey limited liability company.

                  "LLC ASSETS" -- All assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the LLC.

                  "LLC INTEREST" -- As to any Member, all of the interest of that Member in the LLC, including, without limitation, such Members (i) right to a distributive share of the income, gain, losses and deductions of the LLC in accordance with this Agreement, and (ii) right to a distributive share of LLC Assets.

                  "MAJORITY VOTE" -- The vote of a majority of the Board Members present at any meeting at which a quorum is present.

                  "MEMBER" -- The signatories to this Agreement, or any other Person who in the future shall execute and deliver this Agreement, or other documents as the Members deems necessary or appropriate to evidence such Persons agreement to be admitted as a Member and be bound by the terms and conditions of the Certificate and this Agreement, and be admitted to the LLC as a new Member pursuant to the provisions hereof.

                  "NEW JERSEY LLC ACT" -- The New Jersey Limited Liability Company Act, as amended.

                  "NON-CONTRIBUTING MEMBER" -- As defined in Section 5.2.2.

                  "PERCENTAGE INTEREST" -- A Members ownership interest in the LLC by virtue of its LLC Interest expressed as a percentage of the ownership interests of all Members.

                  "PERSON" -- Any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate, or other entity or organization.

                  "REGULATIONS" -- The regulations issued by the United States Department of the Treasury under the Code as now in effect and as they may be amended from time to time, and any successor regulations.

"TRANSFER" -- As defined in SECTION 9.1.

                                                                  Exhibit T3B-43
                                    EXHIBIT A

NAME OF MEMBER                              INITIAL CAPITAL CONTRIBUTION                PERCENTAGE INTEREST
--------------                              ----------------------------                -------------------
Ogden Projects, Inc.                                    $99.00                                  99.00%
40 Lane Road
P.O. Box 2615 Fairfield, NJ 07007-2615

Ogden Waste to Energy, Inc.                             $ 1.00                                   1.00%
40 Lane Road
P.O. Box 2615 Fairfield, NJ 07007-2615